Exhibit 99.1

FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555

EASTGROUP PROPERTIES ANNOUNCES
FOURTH QUARTER AND YEAR 2011 RESULTS

FOURTH QUARTER 2011 RESULTS

•	Funds from Operations of $21.0 Million or $.77 Per Share Compared to $.71 Per Share for the Same Quarter Last Year, an Increase of 8.5%
•	Net Income Attributable to Common Stockholders of $6.4 Million or $.24 Per Share
•	Same Property Net Operating Income Growth of 3.6%; 4.5% Increase Without Straight-Line Rent Adjustments
•	94.7% Leased, 93.9% Occupied as of December 31, 2011
•	Renewed or Re-Leased 82% of Expiring Square Feet During the Quarter
•	Acquisitions of $65.1 Million (1,319,000 Square Feet) For the Quarter
•	Three Development Starts (158,000 Square Feet) During the Quarter With Projected Total Costs of $10.9 Million
•	Paid 128th Consecutive Quarterly Cash Dividend – $.52 Per Share
•	Issued 571,977 Shares of Common Stock With Net Proceeds of $24.7 Million
•	Closed a $50 Million, 7-Year Unsecured Term Loan at 3.91% Fixed Interest Rate
•	Executed an Application for a $54 Million, 10-Year Non-Recourse Mortgage Loan at 4.09% Fixed Interest Rate; Loan Closed on January 4, 2012
•	Interest and Fixed Charge Coverages of 3.4x

YEAR 2011 RESULTS

•	Funds from Operations of $79.7 Million or $2.96 Per Share Compared to $2.86 Per Share for 2010, an Increase of 3.5%
•	Net Income Attributable to Common Stockholders of $22.4 Million or $.83 Per Share
•	Same Property Net Operating Income Growth of 1.2%; 1.8% Increase Without Straight-Line Rent Adjustments
•	Renewed or Re-Leased 85% of Expiring Square Feet During the Year
•	Acquisitions of $88.6 Million (1,770,000 Square Feet) For the Year
•	Eight Development Starts (527,000 Square Feet) During the Year With Projected Total Costs of $39.7 Million
•	Nine Buildings in the Company’s Development Program at Year-End With a Projected Total Investment of $44.3 Million; $30.7 Million Incurred as of December 31, 2011
•	Paid Annual Cash Dividends of $2.08 Per Share
•	Issued 586,977 Shares of Common Stock With Net Proceeds of $25.2 Million
•	Interest and Fixed Charge Coverages of 3.3x

JACKSON, MISSISSIPPI, February 14, 2012 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three months and year ended December 31, 2011.

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P.O. Box 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441

Commenting on EastGroup’s performance in the fourth quarter, David H. Hoster II, President and CEO, stated, “We are pleased to report EastGroup’s continued positive momentum in all aspects of our business – FFO growth, occupancy, same property operating results, new development and acquisitions.  Quarterly FFO per share increased 8.5% as compared to last year.  Occupancy increased for the seventh consecutive quarter to 93.9%.  Same property net operating income increased 3.6% - the third consecutive quarter of increases.  Three buildings were added to the development program, and we acquired 1.3 million square feet of distribution properties.  We believe we are well positioned for 2012.”

FUNDS FROM OPERATIONS

For the quarter ended December 31, 2011, funds from operations (FFO) were $.77 per share compared to $.71 per share for the same period of 2010, an increase of 8.5% per share.  Property net operating income (PNOI) increased by $1,767,000, or 5.8%, during the fourth quarter of 2011 compared to the same quarter of 2010 primarily due to increases in PNOI of $1,092,000 from same property operations, $613,000 from 2011 acquisitions, and $77,000 from newly developed properties.  During the fourth quarter of 2011, acquisition costs were $197,000 ($.01 per share).

Same property net operating income increased 3.6% for the fourth quarter of 2011 compared to the same quarter of 2010.  Without straight-line rent adjustments, same property net operating income for the quarter increased 4.5%.  Rental rates on new and renewal leases (4.6% of total square footage) decreased an average of 4.1% for the quarter; rental rates decreased 8.4% without straight-line rent adjustments.

For the year ended December 31, 2011, FFO was $2.96 per share compared to $2.86 per share for 2010, an increase of 3.5% per share.  PNOI increased by $3,213,000, or 2.6%, mainly due to increases in PNOI of $1,447,000 from same property operations, $969,000 from newly developed properties, and $799,000 from 2010 and 2011 acquisitions.  For the year ended December 31, 2011, termination fee income, net of bad debt expense, was $15,000 compared to $1,818,000 for 2010.  Interest expense was $34,709,000 for the year ended December 31, 2011, compared to $35,171,000 for 2010.  The decrease was mainly due to lower interest rates on the refinancing of two mortgage loans in 2011, offset by higher average mortgage loan balances during 2011 as compared to 2010.  In addition, capitalized interest increased due to an increase in the Company’s development activity in 2011 compared to 2010.

For 2011, same property net operating income increased 1.2% compared to 2010.  Without straight-line rent adjustments, same property net operating income increased 1.8%.  Excluding termination fees, same property net operating income increased 3.2% for the year ended December 31, 2011 (3.8% without straight-line rent adjustments).  Rental rates on new and renewal leases (20.9% of total square footage) decreased an average of 11.3% for 2011; rental rates decreased 14.8% without straight-line rent adjustments.

FFO and PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO, are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.24 for the three months ended December 31, 2011, compared to $.18 for the same quarter of 2010.  Diluted EPS was $.83 for the year ended December 31, 2011, compared to $.68 for 2010.

DEVELOPMENT

During the fourth quarter of 2011, EastGroup began construction of three development projects, all in Houston.  World Houston 31B (35,000 square feet), Beltway Crossing IX (45,000 square feet) and Beltway Crossing X (78,000 square feet) have a projected total investment of $10.9 million and are expected to be completed during the second quarter of 2012.

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P.O. Box 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441

For the full year, the Company initiated construction of eight developments containing 527,000 square feet in Houston, San Antonio and Orlando with a combined projected investment of $39.7 million.

At December 31, 2011, EastGroup’s development program consisted of nine buildings (571,000 square feet) located in Houston, San Antonio and Orlando which were collectively 47% leased at year-end.  The projected total cost for these developments is $44.3 million, of which $13.6 million remained to be invested as of December 31, 2011.

In January 2012, the Company started construction of Southridge XI (88,000 square feet) in Orlando with a projected total cost of $6.2 million.  In addition, the Company transferred Beltway Crossing VIII (88,000 square feet) and World Houston 32 (96,000 square feet), both located in Houston and 100% leased, to the real estate portfolio.

PROPERTY ACQUISITIONS

In mid-December, EastGroup acquired two property portfolios in separate transactions in Tampa and San Antonio containing 1,319,000 square feet for a combined investment of $65.1 million.  For the full year, the Company purchased a total of 1,770,000 square feet of distribution properties for a total price of $88.6 million.  As a result of these transactions, the Company expensed acquisition costs of $197,000 in the fourth quarter and $252,000 for the year compared to zero and $72,000 for the same periods in 2010, respectively.

The $57 million Tampa acquisition consists of 16 buildings (1,147,000 square feet) located in two of Tampa’s primary infill industrial submarkets.  After the eventual disposition of six non-core buildings, EastGroup will retain 1,078,000 square feet.  The core portfolio is projected to generate an annualized cash yield of 7.3% at a stabilized occupancy of 95%.

In San Antonio, the Company acquired Rittiman Distribution Center I and II for $8.1 million.  The two multi-tenant, business distribution buildings, which were built in 2000, contain 172,000 square feet and are located in the northeast quadrant of San Antonio, the largest industrial submarket in the city.  This investment is projected to generate an annualized cash yield of 7.3% at a stabilized occupancy of 95%.

At the end of January 2012, the Company acquired a 72,000 square foot business distribution center and 18 acres of development land in Tampa for $4,653,000.  The building and land are located in the Port of Tampa submarket.  The building is currently 59% leased to three customers and is projected to generate an annualized cash yield of 7.3% at a stabilized occupancy of 95%.  The Company has plans for the future development of approximately 270,000 square feet on the acquired land.  EastGroup now owns 3.9 million square feet of industrial property in Tampa, which is the Company’s second largest market behind Houston.

DIVIDENDS

EastGroup paid cash dividends of $.52 per share of common stock in the fourth quarter of 2011, which was the Company’s 128th consecutive quarterly cash distribution.  This was the Company’s 19th consecutive year of increasing or maintaining the cash distributions paid to its shareholders.  The Company’s dividend payout ratio to funds from operations was 70% for the year.  The annualized dividend rate of $2.08 per share yielded 4.2% on the closing stock price of $49.81 on February 13, 2012.

FINANCIAL STRENGTH AND FLEXIBILITY

EastGroup continued to achieve strong debt ratios.  Debt-to-total market capitalization was 40.9% at  December 31, 2011.  For the fourth quarter, the Company had interest and fixed charge coverage ratios of 3.4x and a debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio of 6.96.  For the year, EastGroup had interest and fixed charge coverage ratios of 3.3x and a debt to EBITDA ratio of 7.22.  If EBITDA from the December 2011 acquisitions is annualized, the debt to EBITDA ratio is 6.70 for the quarter and 6.93 for the year.  Total debt at December 31, 2011 was $832.7 million comprised of $628.2 million of fixed rate mortgage debt, $50.0 million of fixed rate term debt and $154.5 million of floating rate bank debt.

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P.O. Box 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441

The Company has revolving credit facilities of $200 million and $25 million, of which $154.5 million was outstanding as of December 31, 2011.  The Company had borrowing capacity of $70.5 million remaining on the lines of credit at December 31, 2011.  These credit facilities are scheduled to mature in January 2013.

Mr. Hoster commented, “During the fourth quarter, EastGroup took advantage of attractive debt and equity markets to strengthen its balance sheet and fund its development activities.”

In December, EastGroup closed a $50 million unsecured term loan with a fixed interest rate of 3.91%, a seven-year term and interest only payments.  The Company used the proceeds of the loan to reduce its variable rate bank borrowings.

In October, EastGroup executed an application for a $54 million, non-recourse first mortgage loan with a fixed interest rate of 4.09%, a 10-year term and a 20-year amortization schedule.  The loan, which is secured by properties containing 1.4 million square feet, closed on January 4, 2012.  The Company used the proceeds of this mortgage loan to reduce variable rate bank borrowings.

During the fourth quarter, EastGroup issued and sold 571,977 shares of common stock under its continuous equity program.  For the year, EastGroup issued and sold 586,977 shares of common stock at an average price of $43.78 per share with net proceeds to the Company of $25.2 million which were used to reduce variable rate bank borrowings.

As of February 13, 2012, EastGroup sold an additional 213,390 shares during the first quarter of 2012 at an average price of $46.86 per share with net proceeds to the Company of $9.9 million which were used to reduce variable rate bank borrowings.  Total shares sold since the start of the continuous equity program in July 2011 were 800,367 shares at an average price of $44.60 per share.  The Company currently has 1,199,633 shares of common stock remaining to sell under the program.

On January 17, 2012, Fitch Ratings affirmed EastGroup’s Issuer Default Rating of BBB with a stable outlook.  Fitch stated that the rating affirmations evidence EastGroup’s moderate leverage levels, consistent coverage of fixed charges and strong unencumbered asset coverage.

OUTLOOK FOR 2012

FFO per share for 2012 is estimated to be in the range of $3.02 to $3.14.  Diluted EPS for 2012 is estimated to be in the range of $.97 to $1.09.  The table below reconciles projected net income attributable to common stockholders to projected FFO.

	Low Range		High Range
	Q1 2012	Y/E 2012	Q1 2012	Y/E 2012
	(In thousands, except per share data)
Net income attributable to common stockholders	$5,773	27,413	6,327	30,803
Depreciation and amortization	14,868	57,753	14,868	57,753
Funds from operations attributable to common stockholders	$20,641	85,166	21,195	88,556

Diluted shares	27,748	28,242	27,748	28,242

Per share data (diluted):
Net income attributable to common stockholders	$0.21	0.97	0.23	1.09
Funds from operations attributable to common stockholders	$0.74	3.02	0.76	3.14

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P.O. Box 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441

The following assumptions were used:

•	Average occupancy of approximately 92% to 94% for the year.
•	Same property NOI change of approximately -0.5% to 1.5% for the year.
•	Development starts of 425,000 square feet with projected total costs of $32 million.
•	Additional operating property acquisitions of $30 million in the second half of the year.
•	Operating property dispositions of $20 million during the year.
•	Bad debt, net of termination fees, of zero for the year.
•	Floating rate bank debt at an average rate of 1.3% for the year.
•	Fixed rate debt of $54 million (closed in January 2012) and $50 million at 5.0% fixed interest rate in September 2012.
•	Issuance of 1,250,000 shares of common stock during the year (213,390 shares issued to date).

DEFINITIONS

The Company’s chief decision makers use two primary measures of operating results in making decisions:  (1) property net operating income (PNOI), defined as income from real estate operations less property operating expenses (before interest expense and depreciation and amortization), and (2) funds from operations attributable to common stockholders (FFO).  EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts’ definition, as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains or losses from sales of depreciable real estate property and impairment losses, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs.  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

Cash yield is defined as the projected cash PNOI at the stated occupancy divided by the total cost of the investment, which includes acquisition costs and the anticipated capital expenditures required to achieve the projected rents.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its fourth quarter and review the Company’s current operations on Wednesday, February 15, 2012, at 11:00 a.m. Eastern Time.  A live broadcast of the conference call is available by dialing 1-800-894-5910 (conference ID: EastGroup) or by webcast through a link on the Company's website at www.eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Wednesday, February 15, 2012.  The telephone replay will be available until Wednesday, February 22, 2012, and can be accessed by dialing 1-800-283-4593.  Also, the replay of the webcast can be accessed through a link on the Company's website at www.eastgroup.net and will be available until Wednesday, February 22, 2012.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available upon request by calling the Company at 601-354-3555, or by accessing the report in the Reports section of the Company’s website at www.eastgroup.net.

COMPANY INFORMATION

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina.  The Company’s goal is to maximize shareholder value by being the leading provider in its markets of functional, flexible, and quality business distribution space for location sensitive customers primarily in the 5,000 to 50,000 square foot range.  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  EastGroup’s portfolio currently includes over 30 million square feet.  EastGroup Properties, Inc. press releases are available on the Company’s website.

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P.O. Box 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441

FORWARD-LOOKING STATEMENTS

The Company's assumptions and financial projections in this release are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “will,” “anticipates,” “expects,” “believes,” “intends,” “plans,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature.  All statements that address operating performance, events or developments that the Company expects or anticipates will occur in the future, including statements relating to rent and occupancy growth, development activity, the acquisition or sale of properties, general conditions in the geographic areas where the Company operates and the availability of capital, are forward-looking statements.  Forward-looking statements are inherently subject to known and unknown risks and uncertainties, many of which the Company cannot predict, including, without limitation:

•	changes in general economic conditions;

•	the extent of customer defaults or of any early lease terminations;

•	the Company's ability to lease or re-lease space at current or anticipated rents;

•	the availability of financing;

•	changes in the supply of and demand for industrial/warehouse properties;

•	increases in interest rate levels;

•	increases in operating costs;

•	natural disasters, terrorism, riots and acts of war, and the Company's ability to obtain adequate insurance;

•	changes in governmental regulation, tax rates and similar matters; and

•
other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule, development or operating costs may be greater than anticipated or acquisitions may not close as scheduled.

Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, the Company can give no assurance that such expectations will be achieved.  The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.  See also the information contained in the Company’s reports filed or to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

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P.O. Box 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

REVENUES
Income from real estate operations	$44,043	41,925	174,484	173,002
Other income	83	16	147	124
	44,126	41,941	174,631	173,126
EXPENSES
Expenses from real estate operations	11,748	11,397	49,411	51,142
Depreciation and amortization	14,661	14,279	57,451	58,350
General and administrative	2,564	2,657	10,691	10,260
Acquisition costs	197	-	252	72
	29,170	28,333	117,805	119,824

OPERATING INCOME	14,956	13,608	56,826	53,302

OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated investment	87	84	347	335
Gain on sales of non-operating real estate	9	9	36	37
Other expense	-	(84)	-	(84)
Interest income	83	84	334	336
Interest expense	(8,609)	(8,656)	(34,709)	(35,171)
NET INCOME	6,526	5,045	22,834	18,755
Net income attributable to noncontrolling interest in joint ventures	(121)	(123)	(475)	(430)
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$6,405	4,922	22,359	18,325

BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.24	0.18	0.83	0.68

Weighted average shares outstanding	27,116	26,769	26,897	26,752

DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.24	0.18	0.83	0.68

Weighted average shares outstanding	27,206	26,864	26,971	26,824

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

NET INCOME	$6,526	5,045	22,834	18,755
Equity in earnings of unconsolidated investment	(87)	(84)	(347)	(335)
Interest income	(83)	(84)	(334)	(336)
Other income	(83)	(16)	(147)	(124)
Gain on sales of non-operating real estate	(9)	(9)	(36)	(37)
Depreciation and amortization from continuing operations	14,661	14,279	57,451	58,350
Interest expense (1)	8,609	8,656	34,709	35,171
General and administrative expense (2)	2,564	2,657	10,691	10,260
Acquisition costs	197	-	252	72
Other expense	-	84	-	84
PROPERTY NET OPERATING INCOME (PNOI)	$32,295	30,528	125,073	121,860

COMPONENTS OF PNOI:
PNOI from Same Properties	$31,601	30,509	120,751	119,304
PNOI from 2010 and 2011 Acquisitions	613	-	2,712	1,913
PNOI from 2010 and 2011 Development Properties	77	-	1,600	631
Other PNOI	4	19	10	12
TOTAL PNOI	$32,295	30,528	125,073	121,860

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC.
COMMON STOCKHOLDERS	$6,405	4,922	22,359	18,325
Depreciation and amortization from continuing operations	14,661	14,279	57,451	58,350
Depreciation from unconsolidated investment	33	33	133	132
Noncontrolling interest depreciation and amortization	(57)	(53)	(219)	(210)
FUNDS FROM OPERATIONS (FFO) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$21,042	19,181	79,724	76,597

NET INCOME	$6,526	5,045	22,834	18,755
Interest expense (1)	8,609	8,656	34,709	35,171
Interest expense from unconsolidated investment	78	80	314	322
Gain on sales of non-operating real estate	(9)	(9)	(36)	(37)
Depreciation and amortization from continuing operations	14,661	14,279	57,451	58,350
Depreciation from unconsolidated investment	33	33	133	132
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)	$29,898	28,084	115,405	112,693

DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.24	0.18	0.83	0.68

Funds from operations attributable to common stockholders	$0.77	0.71	2.96	2.86

Weighted average shares outstanding for EPS and FFO purposes	27,206	26,864	26,971	26,824

(1) Net of capitalized interest of $1,076 and $908 for the three months ended December 31, 2011 and 2010, respectively; and $3,771 and $3,613 for the twelve months ended December 31, 2011 and 2010, respectively.

(2) Net of capitalized development costs of $553 and $35 for the three months ended December 31, 2011 and 2010, respectively; and $1,334 and $302 for the twelve months ended December 31, 2011 and 2010, respectively.